AMENDMENT
To The
Valley Business Bank
“Executive Supplemental Compensation Agreement”

THIS AMENDMENT is executed on this 31st day of December, 2008, by Valley Business Bank (formerly known as the Bank of Visalia), the “Service Recipient,” a California banking corporation, hereinafter referred to as the “Plan Sponsor,” and the “Service Provider,” hereinafter referred to as the Participant, and represents an effort by both parties to comply with the requirements of Internal Revenue Code Section 409A. The Plan Sponsor has operated this Plan since 2005 in good faith compliance with the provisions of Section 409A and all Applicable Guidance.

WHEREAS the Agreement may be amended at any time by the mutual written consent of the parties to the Agreement; and

WHEREAS it is both anticipated and expected that the terms and provisions of this Plan Agreement may need to be amended again in the future to assure continued compliance. The Plan Sponsor and the Participant acknowledge that fact and agree to take any and all steps necessary to operate the plan in “good faith” based on their current understanding of the regulations;

NOW, THEREFORE, the Plan is hereby amended (without specific numerical reference) by adding and/or replacing certain definitions and adding or replacing certain Articles.  Nothing contained herein is considered by the Plan Sponsor to constitute a material modification of the original Plan:

The following definitions if specifically identified in the original Agreement are hereby replaced in their entirety, and if not found in the original Agreement are hereby added:

           “Aggregated Plans” shall mean this Plan and any other like-type plan or arrangement (nonaccount balance plan) of the Plan Sponsor in which the Participant participates and to which the Plan or Applicable Guidance requires the aggregation of all such nonqualified Deferred Compensation Plans in applying Code § 409A and associated regulations.

“Applicable Guidance” shall mean, as the context requires, Code § 409A, Final Treasury Regulations §1.409A, or other written Treasury or IRS guidance regarding or affecting Code § 409A.

“Change in Control” shall mean the occurrence of a Change in Control event, within the meaning of Treasury Regulations §1.409A-3(i)(5) and described in any of subparagraph (a), (b), or (c), (collectively referred to as “Change in Control Events”), or any combination of the Change in Control Events. To constitute a Change in Control Event with respect to the Participant or Beneficiary, the Change in Control Event must relate to: (i) the Plan Sponsor for whom the Participant is performing services at the time of the Change in Control Event; (ii) the Plan Sponsor that is liable for the payment of the Accrued Benefit (or all Plan Sponsors liable for the payment if more than one Plan Sponsor is liable); or (iii) a Plan Sponsor that is a majority shareholder of a Plan Sponsor identified in clause (i) or (ii), or any Plan Sponsor in a chain of Plan Sponsors in which each Plan Sponsor is a majority shareholder of another Plan Sponsor in the chain, ending in a Plan Sponsor identified in clause (i) or (ii).

(a)           Change in Ownership.  A Change in Ownership occurs if a person, or a group of persons acting together, acquires more than fifty percent (50%) of the stock of the Plan Sponsor, measured by voting power or value. Incremental increases in ownership by a person or group that already owns fifty percent (50%) of the Plan Sponsor do not result in a Change of Ownership, as defined in Treasury Regulations §1.409A-3(i)(5)(v).

(b)           Change in Effective Control. A Change in Effective Control occurs if, over a twelve (12) month period: (i) a person or group acquires stock representing thirty percent (30%) of the voting power of the Plan Sponsor; or (ii) a majority of the members of the Board of the ultimate parent Plan Sponsor is replaced by directors not endorsed by the persons who were members of the Board before the new directors’ appointment, as defined in Treasury Regulations §1.409A-3(i)(5)(vi).

(c)           Change in Ownership of a Substantial Portion of Corporate Assets. A Change in Control based on the sale of assets occurs if a person or group acquires forty percent (40%) or more of the gross fair market value of the assets of a Plan Sponsor over a twelve (12) month period. No change in control results pursuant to this Article (c) if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation, as defined in Treasury Regulations §1.409A-3(i)(5)(vii).

“Disability” shall be defined as a condition of the Participant whereby he or she either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Plan Sponsor. The Plan Administrator will determine whether the Participant has incurred a Disability based on its own good faith determination and may require the Participant to submit to reasonable physical and mental examinations for this purpose. The Participant will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration, Railroad Retirement Board, or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of Treasury Regulation §1.409A-3(i)(4) and authoritative guidance.

“Normal Retirement Date” shall mean the later of: (a) the date the Participant attains age 65 and/or has completed fifteen years of service; or (b) the date the Participant incurs a Separation from Service.

“Plan” shall mean this Executive Supplemental Compensation Agreement, the Election Forms (if any), the Trust (if any), and any other written documents relevant to the Plan. For purposes of applying Code § 409A requirements, this Plan is a nonaccount balance plan under Treasury Regulation §1.409-1(c)(2)(i)(A.

“Plan Sponsor” shall mean the person or entity: (i) receiving the services of the Participant; (ii) with respect to whom the Legally Binding Right to compensation arises; and (iii) all persons with whom such person or entity would be considered a single employer under Code §414(b) or §414(c).

“Section 409A” shall mean Section 409A of the Code and the Treasury Regulations and other Applicable Guidance issued under that Section.

“Separation from Service” shall mean:

(a)           Employee Participants. The occurrence of a Participant’s death, retirement, or “other termination of employment” (as defined in Treasury Regulations §1.409A-1(h)(1)) with the Plan Sponsor (as defined in Treasury Regulations §1.409A-1(h)(3)).

(i)           Effect of Leave. A Participant does not incur a Separation from Service if the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Participant with the right to reemployment with the Plan Sponsor. If a Participant’s leave exceeds six (6) months but the Participant is not entitled to reemployment under a statute or contract, the Participant incurs a Separation from Service on the next day following the expiration of such six (6) month period.

(ii)           Termination of Employment. A Participant will have incurred a Separation from Service where the Plan Sponsor and the Participant reasonably anticipated that no further services would be performed after a certain date. Notwithstanding the above, a Participant is presumed to have Separated from Service (whether as an Employee or an Independent Contractor), when the level of bona fide services performed decreases to a level equal to or less than twenty percent (20%) of the services performed by the Participant during the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the Plan Sponsor for less than 36 months). A Participant will be presumed not to have Separated from Service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Participant during the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the Plan Sponsor for less than 36 months).

(b)           Independent Contractor Participants. A Separation from Service will occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Plan Sponsor (as defined in Treasury Regulations §1.409A-1(h)(3)), if the expiration constitutes a good-faith and complete termination of the contractual relationship. The Plan is considered to satisfy the requirement with respect to an amount payable to an Independent Contractor upon a Separation from Service if: (i) no amount will be paid to the Participant before a date at least twelve (12) months after the day on which the contract expires under which the Participant performs services for the Plan Sponsor (or, in the case of more than one contract, all such contracts expire); and (ii) no amount payable to the Participant on that date will be paid to the Participant if, after the expiration of the contract (or contracts) and before that date, the Participant performs services for the Service Recipient as an Independent Contractor or an Employee.

“Specified Employee” shall mean that the Participant also satisfies the definition of a “key employee” as such term is defined in Code §416(i) (without regard to Section 416(i)(5)). However, the Participant is not a Specified Employee unless any stock of the Plan Sponsor is publicly traded on an established securities market or otherwise, as defined in Code §1.897-1(m). If the Participant is a key employee at any time during the twelve (12) months ending on the identification date, the Participant is a Specified Employee for the twelve (12) month period commencing on the first day of the fourth (4th) month following the identification date. For purposes of this Article, the identification date is December 31 unless a different date is specified in writing by the Plan Sponsor.  The determination of the Participant as a Specified Employee shall be made by the Administrator in accordance with IRC Section 416(i), the “specified employee” requirements of Section 409A, and Treasury Regulations.   If installment payments are called for, suspended payments will be paid at the end of the six-month period.

“Treasury Regulations” shall mean regulations promulgated by the Internal Revenue Service for the United States Department of the Treasury, as they may be amended from time to time.

The following Articles if specifically identified in the original Agreement are hereby replaced in their entirety, and if not found in the original Agreement are hereby added:

Prohibition on Acceleration of Payments. Notwithstanding anything in this Plan to the contrary, neither the Plan Sponsor nor a Participant may accelerate the time or schedule of any payment or amount scheduled to be paid under this Plan, except as otherwise permitted by Treasury Regulations §1.409A-3(j)(4). The Plan Sponsor shall deny any change made to an election if the Plan Sponsor determines that the change violates the requirements of authoritative guidance.  However, the Plan Sponsor shall permit the acceleration of the time or schedule of payment to pay the Participant at any time the arrangement fails to meet the requirements of Code Section 409A and the Treasury Regulations and other guidance promulgated thereunder. Such payment shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

Subsequent Changes in the Time or Form of Payment. If permitted by the Plan Sponsor in the original Agreement (see Articles 3.1, 3.2, 5.1, 5.2 and 5.4 all of which refer to a change in time of payment based on the written request of the Participant or a new mutually agreed to date by the Plan Sponsor and the Participant), a Participant may elect to change the time or form of payments (collectively, “payment elections”), provided the following conditions are met:

(i)           Such change will not take effect until at least twelve (12) months after the date on which the new payment election is made and approved by the Plan Administrator;

(ii)           If the change of payment election relates to a payment based on Separation from Service or on a Change in Control, or if the payment is at a Specified Time or pursuant to a Fixed Schedule, the change of payment election must result in payment being deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid (or in the case of a life annuity or installment payments treated as a single payment, five (5) years from the date the first amount was scheduled to be paid);

(iii)           If the change of payment election relates to a payment at a Specified Time or pursuant to a Fixed Schedule, the Participant or Plan Sponsor must make the change of payment election not less than twelve (12) months before the date the payment is scheduled to be paid (or in the case of a life annuity or installment payments treated as a single payment, twelve (12) months before the date the first amount was scheduled to be paid).

           Delay in Payment by Plan Sponsor.

(a)           A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event. The delay in the payment will not constitute a subsequent deferral election, so long as the Plan Sponsor treats all payments to similarly situated Participants on a reasonably consistent basis.

(i)           Payments subject to Section 162(m). A payment may be delayed to the extent that the Plan Sponsor reasonably anticipates that if the payment were made as scheduled, the Plan Sponsor’s deduction with respect to such payment would not be permitted due to the application of Code §162(m). If a payment is delayed, such payment must be made either:

(1) during the Participant’s first taxable year in which the Plan Sponsor reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Code §162(m), or

(2)  during the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the Taxable Year of the Plan Sponsor in which the Participant separates from service or the fifteenth (15th) day of the third (3rd) month following the

Participant’s Separation from Service.  Where any scheduled payment to a specific Participant in the Plan Sponsor’s Taxable Year is delayed in accordance with this Article, the delay in payment will be treated as a subsequent deferral election unless all scheduled payments to the Participant that could be delayed in accordance with this Article are also delayed. Where the payment is delayed to a date on or after the Participant’s Separation from Service, the payment will be considered a payment upon a Separation from Service for purposes of the rules under Treasury Regulations §1.409A-3(i)(2) (payments to specified employees upon a separation from service), and the six (6) month delay rule will apply for Specified Employees.

(ii)           Payments that would violate Federal securities laws or other applicable law. A payment may be delayed where the Plan Sponsor reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Plan Sponsor reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Internal Revenue Code is not treated as a violation of applicable law.

(iii)           Other events and conditions. The Plan Sponsor may delay a payment upon such other events and conditions as the Commissioner of the Internal RS may prescribe.

(iv)           Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Plan Sponsor to continue as a going concern.

(b)           Treatment of Payment as Made on Designated Payment Date. Each payment under this Plan is deemed made on the required payment date even if the payment is made after such date, provided the payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) in case the Plan Sponsor cannot calculate the payment amount on account of administrative impracticality which is beyond the Participant's control (or the control of the Participant's estate), in the first calendar year in which payment is practicable; (iv) in case the Plan Sponsor does not have sufficient funds to make the payment without jeopardizing the Plan Sponsor’s solvency, in the first calendar year in which the Plan Sponsor’s funds are sufficient to make the payment.

Amendment. The Plan Sponsor reserves the right to amend this Plan at any time to comply with Section 409A and other Applicable Guidance or for any other purpose, provided that such amendment will not cause the Plan to violate the provisions of Section 409A. Except to the extent necessary to bring this Plan into compliance with Section 409A, no amendment or modification shall be effective to decrease the value or vested percentage of a Participant’s Accrued Benefit in existence at the time an amendment or modification is made to the Plan.

Plan Termination.  The Plan Sponsor reserves the right to terminate this Plan in accordance with one of the following, subject to the restrictions imposed by Section 409A and authoritative guidance:

(a)           Corporate Dissolution or Bankruptcy. This Plan may be terminated within twelve (12) months of a corporate dissolution taxed under Code § 331, or with the approval of a Plan Sponsor bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), and distributions may then be made to the Participant provided that the amounts payable under this Plan are included in the Participants’ gross income in the latest of:

(i)           The calendar year in which the Plan termination occurs;

(ii)           The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii)           The first calendar year in which the payment is administratively practicable.

(b)           Change in Control.  This Plan may be terminated within the thirty (30) days preceding or the twelve (12) months following a Change in Control as defined in Treasury Regulation 1.409A-3(i)(5). This Plan will then be treated as terminated only if all substantially similar arrangements sponsored by the Plan Sponsor are terminated so that all participants in all similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(c)           Discretionary Termination. The Plan Sponsor may also terminate this Plan and make distributions provided that:

(i)           All plans sponsored by the Plan Sponsor that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated;

(ii)           No payments, other than payments that would be payable under the terms of this plan if the termination had not occurred, are made within twelve (12) months of this plan termination;

(iii)           All payments are made within twenty-four (24) months of this plan termination; and

(iv)           Neither the Plan Sponsor nor any of its affiliates adopts a new plan that would be aggregated with any terminated plan if the same Participant participated in both arrangements at any time within three (3) years following the date of termination of this Plan.

(v)           The termination does not occur proximate to a downturn in the financial health of the Plan Sponsor.

Claims Procedure. This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified in Section 2560.503-1 of the Department of Labor Regulations. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

(a)           Claim. A Participant or Beneficiary (hereinafter referred to as a “Claimant”) who believes he or she is entitled to any Plan benefit under this Plan may file a claim with the Plan Sponsor. The Plan Sponsor shall review the claim itself or appoint an individual or entity to review the claim.

(b)           Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed (forty-five (45) days for a Disability Claim), whether the claim is allowed or denied, unless the claimant receives written notice from the Plan Sponsor or appointee of the Plan Sponsor prior to the end of the ninety (90) day period (forty-five (45) days for a Disability Claim) stating that special circumstances require an extension of the time for decision. For a claim other than for Disability, such extension is not to extend beyond the day which is one-hundred eighty (180) days after the day the claim is filed as long as the Plan Sponsor notifies the claimant of the circumstances requiring the extension, and the date as of which a decision is expected to be rendered.    For a Disability Claim, a thirty (30) day extension is permitted, with an additional thirty (30) days permitted, provided that the Plan Sponsor notifies the claimant prior to expiration of the first 30 day extension, of the circumstances requiring the extension, and the date as of which a decision is expected to be rendered.  If the Plan Sponsor denies the claim, it must provide to the Claimant, in writing or by electronic communication:

(i)           The specific reasons for such denial;

(ii)           Specific reference to pertinent provisions of this Plan on which such denial is based;

(iii)           A description of any additional material or information necessary for the Claimant to perfect his or her claim, by providing such material to the Plan Sponsor within forty-five (45) days, and an explanation why such material or such information is necessary; and

(iv)           A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the appeal of the denial of the benefits claim.

(c)           Review Procedures.  A request for review of a denied claim must be made in writing to the Plan Sponsor within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days (forty-five (45) days for a Disability claim) after the Plan Sponsor’s receipt of a request for review.  If the Plan Sponsor determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant (which will include the expected date of rendering a decision) prior to the termination of the initial period, but in no event will the extension exceed sixty (60) days (forty-five (45) days for a Disability claim).

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information, and records and to submit issues and comments in writing to the Plan Sponsor. The reviewer shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the benefit determination.  Upon completion of its review of an adverse initial claim determination, the Plan Sponsor will give the Claimant, in writing or by electronic notification, a notice containing:

(i)              its decision;

(ii)              the specific reasons for the decision;

(iii)              the relevant Plan provisions on which its decision is based;

(iv)              a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefit;

(v)              a statement describing the Claimant’s right to bring an action for judicial review under ERISA Section 502(a); and

(vi)              If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol, or other similar criterion will be provided without charge to the Claimant upon request.

(d)           Calculation of Time Periods.  For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with this Plan’s procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(e)           Failure of Plan to Follow Procedures.  If the Plan Sponsor fails to follow the claims procedure required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under this Plan and shall be entitled to pursue any available remedy under Section 502(a) of ERISA on the basis that this Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

(f)           Failure of Claimant to Follow Procedures. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

Compliance with Section 409A and Authoritative Guidance. Notwithstanding anything in this Plan to the contrary, all provisions of this Plan, including but not limited to the definitions of terms, elections to defer, and distributions, shall be made in accordance with and shall comply with Section 409A and any authoritative guidance.  The Plan Sponsor will amend the terms of this Plan retroactively, if necessary, to the extent required to comply with Section 409A and any authoritative guidance.  No provision of this Plan shall be followed to the extent that following such provision would result in a violation of Section 409A or the authoritative guidance, and no election made by a Participant hereunder, and no change made by a Participant to a previous election, shall be accepted by the Plan Sponsor if the Plan Sponsor determines that acceptance of such election or change could violate any of the requirements of Section 409A or the authoritative guidance.  This Plan and any accompanying forms shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A and the authoritative guidance, including, without limitation, any such Treasury Regulations or other guidance that may be issued after the date hereof.

Status of Plan.  The Plan is intended to be a plan that: (i) is not qualified within the meaning of Code Section 401(a); and (ii) “is unfunded and is maintained by the Plan Sponsor primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3), and 401(a)(1). Furthermore, the provisions of this Plan, both in form and in operation, are intended to comply with the requirements of Section 409A(a)(2), (3), and (4) of the Code. This Plan shall be administered and interpreted to the extent possible in a manner consistent with these intentions. If the Plan Sponsor or Plan Administrator determines in good faith that a Participant who has not experienced a Separation from Service no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, or that such a Participant’s participation in the Plan could jeopardize the status of this Plan as a plan intended to be “unfunded” and “maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated  employees” within the meaning of ERISA Sections 201(2), 301(a)(3), and 401(a)(1), or causes the Plan to fail to comply with any requirements of Sections 409A(a)(2), (3), or (4) of the Code, the Plan Sponsor may take reasonable steps necessary to maintain the status of the Plan as such or to prevent or cure any failure, as the case may be.

The following Article is hereby deleted:

9.	Discretion of Board to Accelerate Payout

The following Articles are hereby amended by specific reference:

Definition of Early Retirement Date should include “and prior to Normal retirement date.”

Delete any reference in any Article of the Agreement which gives the Participant the option of electing a payment commencement date after the occurrence of the event giving rise to the payment other than as may be subject to the following limitations under IRC 409A:

Subsequent Changes in the Time or Form of Payment. A Participant may elect to change the time or form of payments (collectively, “payment elections”), provided the following conditions are met:

(ii)           Such change will not take effect until at least twelve (12) months after the date on which the new payment election is made and approved by the Plan Administrator;

(ii)           If the change of payment election relates to a payment based on Separation from Service or on a Change in Control, or if the payment is at a Specified Time or pursuant to a Fixed Schedule, the change of payment election must result in payment being deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid (or in the case of a life annuity or installment payments treated as a single payment, five (5) years from the date the first amount was scheduled to be paid);

(iii)           If the change of payment election relates to a payment at a Specified Time or pursuant to a Fixed Schedule, the Participant or Plan Sponsor must make the change of payment election not less than twelve (12) months before the date the payment is scheduled to be paid (or in the case of a life annuity or installment payments treated as a single payment, twelve (12) months before the date the first amount was scheduled to be paid).

IN WITNESS OF THE ABOVE, the Plan Sponsor and Participant have executed this  Amendment to the Agreement.

WITNESS:	FOR THE PLAN SPONSOR:

Carolyn M. Cross	Valley Business Bank
(name)	(name)

/s/ Carolyn M. Cross	/s/ Roy O. Estridge
(signature of witness)	(signature of witness)

Vice President / Human Resource	Executive Vice President / Chief Financial Officer
(title if any)	(title if any)

THE PARTICIPANT:

Donald A. Gilles
(name)

/s/ Donald A. Gilles
(signature of witness)

President / Chief Executive Officer
(title if any)